Exhibit 23.5

Gary Simmons

March 29, 2018

TO:	Gold Standard Ventures Corp.

Ladies and Gentlemen:

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Gold Standard Ventures Corp. (the “Company”), to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Exchange Act of 1934, as amended, and to the Annual Information Form (the “AIF”) of the Company for the year ended December 31, 2017, which is being filed as an exhibit to and incorporated by reference in the 40-F.

I, Gary Simmons, metallurgical consultant to Gold Standard and a Qualified Person under the definition of NI 43-101, Standards of Disclosure for Mineral Projects, consent to being named as a qualified person in the AIF and authorize the use of information represented in the AIF as having been prepared by me or under my supervision. I confirm that I have read the 40-F and the AIF and have no reason to believe that there are any misrepresentations in the information contained therein that are: (i) derived from the information represented in the AIF as having been prepared by me or under my supervision; or (ii) within my knowledge as a result of the services performed by me in connection with such information.

Yours truly,

/s/ Gary Simmons
Gary Simmons, B.Sc.,QC, MMSA